EXHIBIT 23.9

[MILLER AND LENTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Miller and Lents, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about July 21, 2006, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 27, 2006 and entitled “Proved Reserves and Future Net Revenues as of December 31, 2005.”

MILLER AND LENTS, LTD.

By:	/s/ Carl D. Richard
Name:	Carl D. Richard
Title:	Senior Vice President

Houston, Texas

July 21, 2006